Exhibit 10.10

[ENGLISH TRANSLATION FOR CONVENIENCE ONLY.

NOT AN OFFICIAL TRANSLATION]

Cooperation Agreement

This Agreement is entered into by and between China Youth Publishing House (hereinafter referred to as the “Party A”) and Beijing Wenhua Time Culture Development Co., Ltd. (hereinafter referred to as the “Party B”) based on sincere cooperation and mutual benefit to develop reading activities in Henan province, whereby it is agreed as follows:

1. Responsibilities of the Parties

1.1 Part A shall be responsible for the following:

a. editing books used in every activity where the spirit of the meeting on propaganda work held by the central committee that year shall be taken as the focus and which also shall be applicable to teenagers, and ensuring the quality of editing and proofreading;

b. guaranteeing books used are consistent to the requirements of each activity, the arrangement of commendation conforms with the implementation rules, and the rewards live up to the standards;

c. organizing and implementing the National Student Commendation Meeting and Commendation Meeting for the Organization Work.

1.2 Part B shall be responsible for the following:

a. connecting and coordinating with relevant departments of Henan province; approving every reading activity;

b. promoting and advertising reading activities carried out in Henan, and daily maintaining and communicating required by Henan market, as well as consolidating and further developing the market so as to promote highly the activities and strengthen the influence;

c. organizing students in Henan to attend the National Commendation Meeting, ensuring the arrangement of the commendation meeting conforms with the rules, and the set rewards live up to the standards.

1.3 Cooperation

a. Whereas the cooperation between Part B and Henan province has a sound basis, Part A, for the purpose of making full use of respective advantages and encouraging Part B to strengthen and further develop its market in Henan, exclusively authorizes Part B to assist Xinhua Bookstore in Henan in activities, and shall not authorize or authorize in any disguised form any third party to undertake publicity and book ordering or distribution related to reading activities carried out in Henan.

2. Settlement

2.1 The printing prices of books used in each activity are subject to relevant book printing cooperation agreement between Part A and Xinhua Bookstore in Henan.

2.2 After the activity, Part B shall be responsible for the preliminary work of settlement including checking the number of books used with Henan Xinhua Bookstore and calculating the amount.

2.3 Part A shall issue VAT invoices to and collect the payment for books used in the activity from Henan Xinhua Bookstore based on the circulation in the bookstore and in accordance with the Agreement.

2.4 Upon the receipt of payment, Part A shall retain 4% of profits of the total amount of books used in the activity (based on fixed price) after deductions of relevant expenditures on reading activity, and pay the rest to Part B three (3) months after Part B issues VAT invoices to Part A.

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3. The Agreement is for three (3) year period, commencing on June, 2014 and terminating on June, 2017. Any modification or any matters not covered herein may be supplemented through negotiation by the parties hereto.

4. This Agreement is made out in duplicate, which shall take effect upon signature and expire upon completion of its execution.

5. In case of any dispute in connection to or arising from the interpretation and execution of this Agreement, both parties hereto shall settle the case through consultation. In case no settlement can be reached, either party may request for arbitration to the court where the Agreement is signed.

Part A: China Youth Publishing House Designee: Tel: 57350411 Date: May 8, 2014	Part B: Beijing Wenhua Time Culture Development Co., Ltd. Legal Representative: Tel: Date: May , 2014

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